Exhibit 10.70

LEASE TERMINATION AGREEMENT

THIS LEASE TERMINATION AGREEMENT (this “Agreement”) made as of this 12th day of March, 2009 between HARTZ MOUNTAIN ASSOCIATES, a New Jersey general partnership, having an office at 400 Plaza Drive, P.O. Box 1515, Secaucus, New Jersey 07096-1515 (“Landlord”) and THE CHILDREN’S PLACE SERVICES COMPANY, LLC, a Delaware limited liability company, having an office at 915 Secaucus Road, Secaucus, New Jersey (“Tenant”);

WHEREAS by an Agreement of Lease dated June 30, 1998, as amended by Letter Agreement dated June 30, 1998, Lease Modification Agreement dated November 20, 1998, Second Lease Modification Agreement dated November 19, 2004, Consent to Assignment and Assumption of Lease Agreement dated October 30, 2004, Lease Termination Agreement dated May 3, 2006, and Agreement dated November 27, 2006 (collectively, “the Lease”), Landlord leased certain Demised Premises (as that term is defined in the Lease) at 915 Secaucus Road, Secaucus, New Jersey to Tenant; and

WHEREAS, the parties are desirous of providing for the termination of the Lease Term prior to the date provided in said Lease;

NOW, THEREFORE, in consideration of Ten and 00/100 Dollars ($10.00) in hand paid by Tenant to Landlord, the receipt and sufficiency of which are hereby acknowledged and the mutual promises set forth herein, it is agreed that:

1.             Notwithstanding the provisions of Article 1.01 N., the Lease shall terminate and Tenant shall vacate the Demised Premises as of January 31, 2010 (the “New Expiration Date”) with the same effect as though said date were the Expiration Date set forth in the Lease.  Tenant shall vacate and surrender the Demised Premises on the New Expiration Date in accordance with Article 24 of the Lease.

2.             Notwithstanding the provisions of Articles 1.01 O. and 3 of the Lease, but on the express condition that Tenant shall not be in default of the 500 Plaza Drive Lease (defined below) beyond the applicable notice and cure periods, if any, so established in the 500 Plaza Drive Lease, Tenant’s obligation for the payment of Fixed Rent under the Lease shall be suspended (and Tenant shall not be obligated to pay same) effective February 1, 2009 and continuing through the New Expiration Date (subject, however, to Tenant’s obligation to re-commence payment of the Fixed Rent due under the Lease during any period of time prior to the New Expiration Date that Tenant is in default of the 500 Plaza Drive Lease). Except as expressly provided herein with respect to the Fixed Rent, Tenant agrees to continue to promptly satisfy all accounts owing by reason of its occupancy of the Demised Premises plus all applicable utility charges, real property taxes, maintenance charges, and the cost of any repairs by reason of Tenant’s occupancy or removal of its goods and equipment from the Demised Premises as set forth in the Lease. It is agreed that all adjustments for charges detailed hereunder (with the sole exception of Fixed Rent) shall be made as of New Expiration Date.

3.             Tenant warrants that in consideration of Landlord’s termination of the Lease, it shall vacate the Demised Premises in accordance with Paragraph 1 of this Agreement.  In the event that Tenant shall not, for any reason so vacate the Demised Premises, Landlord shall not be precluded from pursuing Tenant for any further damages arising therefrom.  If Tenant shall vacate the Demised Premises as provided herein and pay to Landlord all sums owing pursuant to paragraphs 2 and 6 hereof, Landlord shall thereafter return to Tenant its security deposit (in the form of a Letter of Credit) in the amount of $175,000.00 as provided for in Article 8 of the Lease. Notwithstanding anything contained herein to the contrary, nothing contained in this Agreement shall release Tenant from any of its obligations under Article 13 or Article 21 of the Lease.

4.             This agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.

5.             Notwithstanding the previous Paragraph, Tenant shall not enter into any agreements of assignment, subletting or encumbrance pursuant to Article 11 of the Lease.

6.             In consideration of Landlord’s consent to the termination of the Lease prior to its stated Expiration Date, Tenant shall pay to Landlord, in good funds, as an Additional Charge under the Lease, a “Termination Fee” in the amount of Three Million Five Hundred Thousand and No/100 Dollars ($3,500,000.00) as follows:

(i) The sum of One Million Seven Hundred Fifty Thousand and No/100 Dollars ($1,750,000.00) shall be paid to Landlord upon execution and delivery of this Agreement; and

(ii)  The sum of One Million Seven Hundred and Fifty Thousand and No/100 Dollars ($1,750,000.00) shall be paid to Landlord on or before the date which is three (3) months from the date of execution and delivery of this Agreement.

7.             Tenant represents that its North American Industrial Classification System (“NAICS Code”) [as that term is referred to in the Environmental Clean-Up Responsibility Act (“ISRA”), N.J.S.A. 13:1K-1] is 5651.  Tenant further represents that the Demised Premises do not constitute an “Industrial Establishment” pursuant to ISRA.  In the event Tenant is subject to ISRA, Tenant will comply with all statutes, regulations, rules, ordinances, or other directives governing the termination of Tenant’s Lease.

8.             The performance by Tenant of its obligations under this Agreement shall not be deemed conditions to the termination of the Lease as set forth in Paragraph 1. hereof.

9.             The Landlord and Tenant represent and warrant to each other that the signatories hereto are duly authorized to act on their respective behalf in the entering into this Agreement.

10.           Tenant certifies that:  (i) It is not acting, directly or indirectly, for or on behalf of any person,

group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and (ii)  it is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity, or nation. Tenant hereby agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorney’s fees and costs) arising from or related to any breach of the foregoing certification.

11.           Capitalized terms referenced herein shall have the meaning ascribed to such terms in the Lease unless otherwise set forth herein.

12.           This Agreement, and the rights and obligations of the parties hereto, is/are expressly conditioned and contingent upon the execution of that certain Lease Agreement by and between 500 Plaza Drive Corp., an affiliate of Landlord, and Tenant for premises located at 500 Plaza Drive, Secaucus, New Jersey (the “500 Plaza Drive Lease”). In the event the 500 Plaza Drive Lease is not executed and delivered by the parties thereto, then this Agreement shall be deemed terminated, and the rights and obligations of the parties hereunder shall be rendered null and void and without further force and effect.

IN WITNESS WHEREOF, the parties have caused this Lease Termination Agreement to be signed by their duly authorized officers, and their corporate seals to be affixed hereto, the day and year first above written.

HARTZ MOUNTAIN ASSOCIATES
		By:	Hartz Mountain Industries, Inc.

		By:	/s/ Irwin A. Horowitz
Irwin A. Horowitz, Executive Vice President

THE CHILDREN’S PLACE SERVICES COMPANY, LLC

By:	/s/ Charles Crovitz		By:	/s/ Susan J. Riley
Name:	Charles Crovitz			Name:	Susan J. Riley
Title:	Interim Chief Executive Officer			Title:	Executive Vice President

Copyright © Hartz Mountain Industries, Inc. 2003. All Rights Reserved. No portion of this document may be reproduced without the express written consent of Hartz Mountain Industries, Inc.